EXHIBIT 10.2

 AMENDED AND RESTATED

IMPLEMENTATION AND STOCKHOLDER AGREEMENT

BETWEEN

THE PNC FINANCIAL SERVICES GROUP, INC.

AND

BLACKROCK, INC.

DATED AS OF FEBRUARY 27, 2009

Table of Contents

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AMENDED AND RESTATED

IMPLEMENTATION AND STOCKHOLDER AGREEMENT

AMENDED AND RESTATED IMPLEMENTATION AND STOCKHOLDER AGREEMENT dated as of February 27, 2009, between BlackRock, Inc., a Delaware corporation (formerly New Boise, Inc. a Delaware corporation ("BlackRock")), and The PNC Financial Services Group, Inc., a Pennsylvania corporation ("PNC").

WHEREAS, BlackRock and PNC are parties to an Implementation and  Stockholder Agreement, dated as of February 15, 2006, as amended by Amendment No. 1, dated as of September 29, 2006, (as so amended, the "Original Agreement");

WHEREAS, BlackRock and Merrill Lynch & Co., Inc. ("Merrill Lynch") propose to enter into a series of transactions whereby Merrill Lynch will exchange (i) 49,865,000 shares of BlackRock Common Stock (as defined herein) for a like number of shares of Series B Participating Preferred Stock (as defined herein) and (ii) 12,604,918 shares of Series A Participating Preferred Stock (as defined herein) for a like number of shares of Series B Participating Preferred Stock (the "Merrill Lynch Exchanges");

WHEREAS, concurrently with the Merrill Lynch Exchange, PNC will exchange (i)17,872,000 shares of BlackRock Common Stock for a like number of shares of Series B Participating Preferred Stock and (ii) up to 2,940,866 shares of BlackRock common stock for a like number shares of Series C Participating Preferred Stock (as defined herein) (the "PNC Exchanges" and together with the Merrill Lynch Exchanges, the "Exchange Transactions");

WHEREAS, in connection with the Exchange Transactions, BlackRock and PNC wish to amend and restate the Original Agreement in its entirety;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1           Certain Defined Terms.  As used herein, the following terms shall have the following meanings:

"Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither BlackRock nor any of its Controlled Affiliates shall be deemed to be a Subsidiary or Affiliate of PNC solely by virtue of the Beneficial Ownership by PNC of BlackRock Capital Stock, the election of Directors nominated by PNC to the Board, the election of any other Directors nominated by the Board or any other action taken by PNC in accordance with the terms and conditions of, and subject to the limitations and restrictions set forth on such Person in, this Agreement (and irrespective of the characteristics of the aforesaid relationships and actions under applicable law or accounting principles).

"Agreement" means this Amended and Restated Implementation and Stockholder Agreement as it may be amended, supplemented, restated or modified from time to time.

"Beneficial Ownership" by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term "beneficial ownership" as defined in Rule 13d-3 adopted by the Commission under the Exchange Act; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing), except that in no event will PNC be deemed to Beneficially Own any securities which it has the right to acquire pursuant to Section 2.3 unless, and then only to the extent that, it shall have actually exercised such right.  For purposes of this Agreement, a Person shall be deemed to Beneficially Own any securities Beneficially Owned by its Affiliates (including as Affiliates for this purpose its officers and directors only to the extent they would be Affiliates solely by reason of their equity interest) or any Group of which such Person or any such Affiliate is or becomes a member; provided, however, that securities Beneficially Owned by PNC shall not include, for any purpose under this Agreement, any Voting Securities or other securities held by such Person and its Affiliates in trust, managed, brokerage, custodial, nominee or other customer accounts; in trading, inventory, lending or similar accounts of such Person and Affiliates of such Person which are broker-dealers or otherwise engaged in the securities business; or in pooled investment vehicles sponsored, managed and/or advised or subadvised by such Person and its Affiliates except, if they Beneficially Own more than 25% of the ownership interests in a pooled investment vehicle, to the extent of their ownership interests therein; provided that in each case, such securities were acquired in the ordinary course of business of their securities business and not with the intent or purpose of influencing control of BlackRock or avoiding the provisions of this Agreement.  The term "Beneficially Own" shall have a correlative meaning.

"Board" means the Board of Directors of BlackRock.

"Business Day" shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

"By-Laws" means the By-Laws of BlackRock, as amended or supplemented from time to time.

"Capital Stock" means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting)

of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person.

A "Change of Control of PNC" shall be deemed to occur when the Board of Directors of PNC determines that a Change in Control of PNC has occurred, as a Change in Control of PNC may be defined from time to time by the Board of Directors of PNC.  Provided, however, that at a minimum, a Change in Control of PNC shall, without any action by the Board of Directors of PNC, be deemed to occur if:

(a)           any Person, excluding employee benefit plans of PNC, is or becomes the Beneficial Owner, directly or indirectly, of securities of PNC representing a majority of the combined voting power of PNC's then outstanding securities;

(b)           PNC consummates a merger, consolidation, share exchange, division or other reorganization or transaction of PNC (a "Fundamental Transaction") with any other Person, other than a Fundamental Transaction that results in the voting securities of PNC outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least a majority of the combined voting power immediately after such Fundamental Transaction of (i) PNC's outstanding securities, (ii) the surviving entity's outstanding securities, or (iii) in the case of a division, the outstanding securities of each entity resulting from the division;

(c)           the shareholders of PNC approve a plan of complete liquidation or winding-up of PNC or an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all PNC's assets;

(d)           as a result of a proxy contest, individuals who prior to the conclusion thereof constituted the Board of Directors of PNC (including for this purpose any new director whose election or nomination for election by PNC's shareholders in connection with such proxy contest was approved by a vote of at least two-thirds of the directors then still in office who were directors prior to such proxy contest) cease to constitute at least a majority of the Board of Directors of PNC (excluding any Board seat that is vacant or otherwise unoccupied); or

(e)           during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Board of Directors of PNC (including for this purpose any new director whose election or nomination for election by PNC's shareholders was approved by a vote of at least two thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors of PNC (excluding any Board seat that is vacant or otherwise unoccupied).

"Commission" means the United States Securities and Exchange Commission.

"Common Stock" means the shares of Common Stock, par value $0.01 per share, of BlackRock and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

"control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means, or otherwise to control such Person within the meaning of such term as used in Rule 405 under the Securities Act.

"Controlled Affiliate" of any Person means a Person that is directly or indirectly controlled by such other Person.

"Director" means any member of the Board (other than any advisory, honorary or other non-voting member of the Board).

"Equivalent Securities" means at any time shares of any class of Capital Stock or other securities or interests of a Person which are substantially equivalent to the Voting Securities of such Person other than by reason of not having voting rights, including, for the avoidance of doubt, the Series A Participating Preferred Stock, Series B Participating Preferred Stock and Series C Participating Preferred Stock.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission from time to time thereunder (or under any successor statute).

"Fair Market Value" means, as to any securities or other property, the cash price at which a willing seller would sell and a willing buyer would buy such securities or property in an arm's-length negotiated transaction without time constraints.  With respect to any securities that are traded on a national securities exchange, Fair Market Value shall mean the arithmetic average of the closing prices of such securities on their principal market for the ten consecutive trading days immediately preceding the applicable date of determination and with respect to shares of Participating Preferred Stock of any series shall be the same price per share as the Fair Market Value per share of the Common Stock.  The Fair Market Value of any property or assets, other than securities described in the preceding sentence, with an estimated value of less than 1% of the Fair Market Value of all of the issued and outstanding BlackRock Capital Stock shall be determined by the Board (acting through a majority of the Independent Directors) in its good faith judgment.  The Fair Market Value of all other property or assets shall be determined by an Independent Investment Banking Firm, selected by a majority of the Independent Directors, whose determination shall be final and binding on the parties hereto.  The fees and expenses of such Independent Investment Banking Firm shall be paid by BlackRock.

"Group" shall have the meaning assigned to it in Section 13(d)(3) of the Exchange Act.

"Independent Director" means any Director who (i) is or would be an "independent director" with respect to BlackRock, pursuant to Section 303A.02 of the New York Stock Exchange Listed Company Manual (or any successor provision) and (ii) was not nominated or proposed for nomination by or on behalf of, PNC, any Significant Stockholder, any Affiliates or Designated Directors of PNC or a Significant Stockholder.

"Independent Investment Banking Firm" means an investment banking firm of nationally recognized standing that in the reasonable judgment of the Person or Persons engaging such firm, taking into account any prior relationship with PNC, any Significant Stockholder, or BlackRock is independent of such Person or Persons.

"Material Effect" means a determination by the Board that the fundamental economics and operations of the business of BlackRock have been materially and adversely affected as a result of a Change of Control of PNC (taking into account BlackRock's revenues, earnings, corporate governance, management practices, culture and compensation practices).

"Ownership Cap" means, at any time of determination, with respect to PNC and its Affiliates, each of (i) 49.9 percent of the Total Voting Power of the Voting Securities of BlackRock issued and outstanding at such time (such percentage, the "Voting Ownership Cap") and (ii) 38.0 percent of the sum of the Voting Securities and the Participating Preferred Stock of BlackRock issued and outstanding at such time and issuable upon the exercise of any options or other rights outstanding at that time which, if exercised, would result in the issuance of additional Voting Securities or Participating Preferred Stock (the "Total Ownership Cap").

"Ownership Percentage" means, with respect to any Person, at any time, the quotient, expressed as a percentage, of (i) with respect to the Voting Ownership Cap (A) the Total Voting Power of all Voting Securities of another Person Beneficially Owned by such Person and its Affiliates divided by (B) the Total Voting Power of all Voting Securities of such other Person issued and outstanding at that time and (ii) with respect to the Total Ownership Cap, (A) the Total Voting Power of all Voting Securities and the total number of Equivalent Securities of another Person Beneficially Owned by such Person and its Affiliates divided by (B) the Total Voting Power of all Voting Securities and the total number of Equivalent Securities of such other Person issued and outstanding at that time and issuable upon the exercise of any options or other rights outstanding at that time which, if exercised, would result in the issuance of additional Voting Securities or Equivalent Securities.

"Ownership Threshold" means, at any time of determination, with respect to PNC and its Affiliates, 20 percent of the BlackRock Capital Stock issued and outstanding at such time.

"Participating Preferred Stock" means Series A Participating Preferred Stock, Series B Participating Preferred Stock and Series C Participating Preferred Stock.

"Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, other entity, government or any agency or political subdivision thereof or any Group comprised of two or more of the foregoing.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission from time to time thereunder (or under any successor statute).

"Series A Participating Preferred Stock" means the Series A Participating Preferred Stock, par value $.01 per share, of BlackRock and any securities issued in respect thereof, or in substitution therefor, or in substitution therefor in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

"Series B Participating Preferred Stock" means the Series B Participating Preferred Stock, par value $.01 per share, of BlackRock and any securities issued in respect thereof, or in substitution therefor, or in substitution therefor in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

"Series C Participating Preferred Stock" means the Series C Participating Preferred Stock, par value $.01 per share, of BlackRock and any securities issued in respect thereof, or in substitution therefor, or in substitution therefor in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

"Significant Stockholder" means, at any time of determination, any Person other than PNC and its Affiliates that Beneficially Owns 20 percent or more of the BlackRock Capital Stock issued and outstanding at that time.

"Subsidiary" means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partner interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting or similar interests in such partnership), or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

"Total Voting Power" means the total number of votes entitled to be cast by the holders of the outstanding Capital Stock and any other securities entitled, in the ordinary course, to vote on matters put before the holders of the Capital Stock generally.

"Transfer" means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by operation of law or otherwise), any Capital Stock or any interest in any Capital Stock; provided, however, that a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction in which PNC is a constituent corporation (or otherwise a party including, for the avoidance of doubt, a transaction pursuant to which a Person acquires all or a portion of PNC's outstanding Capital Stock, whether by tender or exchange offer, by share exchange, or otherwise) shall not be deemed to be the Transfer of any BlackRock Capital Stock Beneficially Owned by PNC provided that the primary purpose of any such transaction is not to avoid the provisions of this Agreement and that the successor or surviving person to such a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction, if not PNC, expressly assumes all obligations of PNC under this Agreement.  For purposes of this Agreement, the term Transfer shall include the sale of an Affiliate of PNC or PNC's interest in an Affiliate which Beneficially Owns BlackRock Capital Stock unless such Transfer is in connection with a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction referred to in the first proviso of the previous sentence.

"Voting Securities" means at any time shares of any class of Capital Stock or other securities or interests of a Person which are then entitled to vote generally, and not solely upon the occurrence and during the continuation of certain specified events, in the election of directors or Persons performing a similar function with respect to such Person, and any securities convertible into or exercisable or exchangeable at the option of the holder thereof for such shares of Capital Stock.

Section 1.2           Other Defined Terms.   The following terms shall have the meanings defined for such terms in the Sections set forth below:

TERM	SECTION
Additional BlackRock Stock Purchase	Section 2.3
BlackRock	Preamble
PNC	Preamble
PNC Designee	Section 4.1(a)
BlackRock Party	Section 3.3(a)
Closing	Section 2.1(d)
DGCL	Section 1.4
Final Transfer Notice	Section 3.2(a)(ii)
Initial Transfer Notice	Section 3.2(a)(ii)
Last Look Price	Section 3.2(a)(ii)
Litigation	Section 6.12(a)
Management Designee	Section 4.1(a)
Merrill Lynch	Preamble
Merrill Lynch Exchanges	Preamble
Merrill Lynch Sale	Preamble
PNC Exchanges	Preamble
Prohibited Actions	Section 2.2(h)
Related Person	Section 4.7
Stock Issuance	Section 2.3
Transaction Agreement	Section 2.1(d)
Transferring Party	Section 3.2(a)(ii)

Section 1.3           Other Definitional Provisions.  The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified.

The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

Section 1.4           Methodology for Calculations.  For purposes of calculating the number of outstanding shares of Capital Stock or Voting Securities and the number of shares of Capital Stock or Voting Securities of any Person Beneficially Owned by any other Person as of any date, any shares of Capital Stock or Voting Securities held in treasury or belonging to any Subsidiary of such Person which are not entitled to be voted or counted for purposes of determining the presence of a quorum pursuant to Section 160(c) of the Delaware General Corporation Law (or any successor statute (the "DGCL")) shall be disregarded.

ARTICLE II

SHARE OWNERSHIP

Section 2.1           BlackRock Capital Stock.

(a)           Except as provided in paragraph (b) below, PNC covenants and agrees with BlackRock that it shall not, and shall not permit any of its Affiliates to, directly or indirectly, acquire, offer or propose to acquire or agree to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another Person (whether by way of merger, consolidation or otherwise), by joining a partnership, syndicate or other Group or otherwise, the Beneficial Ownership of any additional BlackRock Capital Stock, if after giving effect to such acquisition or action, PNC, together with its Affiliates, would Beneficially Own BlackRock Capital Stock representing more than its Voting Ownership Cap or Total Ownership Cap.

(b)           Notwithstanding the foregoing, the acquisition (whether by merger, consolidation, exchange of equity interests, purchase of all or part of the equity interests or assets or otherwise) by PNC or an Affiliate thereof of any Person that Beneficially Owns BlackRock Capital Stock, or the acquisition of BlackRock Capital Stock in connection with securing or collecting a debt previously contracted in good faith in the ordinary course of PNC's or such Affiliate's banking, brokerage or securities business, shall not constitute a violation of its Ownership Cap; provided that (i) the primary purpose of any such transaction is not to avoid the provisions of this Agreement, including its Ownership Cap (or the higher amount provided by Section 2.4 if then applicable), and (ii) that in the case of an acquisition of another Person, it uses reasonable best efforts to negotiate terms in connection with the relevant acquisition agreement requiring such other Person to divest itself of sufficient BlackRock Capital Stock it Beneficially Owns so that its Voting Ownership Cap or Total Ownership Cap (or the higher amount provided by Section 2.4 if then applicable) would not be exceeded pro forma for the acquisition, with such divestiture to be effected concurrently with, or as promptly as practicable following, the consummation of such acquisition (but in no event more than 120 days following such consummation, or such longer period not in excess of 243 days following such consummation as may be necessary due to the possession of material non-public information or so that neither it nor any of its Affiliates incurs any liability under Section 16(b) of the Exchange Act if, for purposes of Section 16(b), they have not acquired Beneficial Ownership of any other shares of BlackRock Capital Stock or derivatives thereof after the date of the transaction that resulted in PNC exceeding its Ownership Cap) and, to the extent such divestiture does not occur despite the use of such reasonable best efforts, the successor or surviving Person to such transaction, if not PNC or such Affiliate, expressly assumes all obligations of PNC or such Affiliate, as the case may be, under this Agreement; and provided, further, that the provisions of paragraph (c) below are complied with.

(c)           i) If at any time other than to the extent permitted by Section 2.4 PNC or any of its Affiliates Beneficially Owns in the aggregate BlackRock Capital Stock representing more than its Voting Ownership Cap or Total Ownership Cap, then PNC shall, as soon as is reasonably practicable after its Ownership Percentage first exceeds its Voting Ownership Cap or Total Ownership Cap (but in no event more than 120 days thereafter, or such longer period not in excess of 243 days following such consummation as may be necessary due to the possession of material non-public information or so that neither it nor any of its Affiliates incur liability under Section 16(b) of the Exchange Act if, for purposes of Section 16(b), they have not acquired Beneficial Ownership of any other shares of BlackRock Capital Stock or derivatives thereof after the date of the transaction that resulted in PNC exceeding its Ownership Cap) Transfer (after the lapse of any minimum holding period) a number of shares of BlackRock Capital Stock sufficient to reduce the amount of BlackRock Capital Stock Beneficially Owned by it and its Affiliates to an amount representing not greater than its Ownership Cap (or the higher amount provided by Section 2.4 if then applicable).

  (ii)           Notwithstanding any other provision of this Agreement, in no event may PNC or any of its Affiliates, directly or indirectly, including through any agreement or arrangement, exercise any voting rights, during the term of this Agreement, in respect of any BlackRock Capital Stock Beneficially Owned by it and its Affiliates representing in excess of its Voting Ownership Cap (or the higher amount provided by Section 2.4 if then applicable).

(d)           Any BlackRock Capital Stock acquired and Beneficially Owned by PNC following the Closing (the "Closing") of the transactions contemplated by the Transaction Agreement and Plan of Merger, dated as of February 15,  2006 (the "Transaction Agreement") shall be subject to the restrictions contained in this Agreement as fully as if such shares of BlackRock Capital Stock were acquired by it at or prior to the Closing.

ii)           Notwithstanding Section 2.1(a), PNC shall not and shall cause its Affiliates not to acquire Beneficial Ownership of any shares of BlackRock Capital Stock from any Person other than BlackRock or a Significant Stockholder (other than pursuant to an acquisition effected in a manner contemplated by Section 2.1(b)) if after giving effect to such acquisition PNC, together with its Affiliates, would Beneficially Own BlackRock Capital Stock representing more than 90 percent of its Voting Ownership Cap.

Section 2.2           Prohibition of Certain Communications and Actions.  PNC shall not and shall cause its Affiliates and its and their directors, officers and other agents not to (w) solicit, seek or offer to effect, or effect, (x) negotiate with or provide any information to the Board, any director or officer of BlackRock, any stockholder of BlackRock, any employee or union or other labor organization representing employees of BlackRock or any other Person with respect to, (y) make any statement or proposal, whether written or oral, either alone or in concert with others, to the Board, any director or officer of BlackRock or any stockholder of, any employee or union or other labor organization representing employees of BlackRock or any other Person with respect to, or (z) make any public announcement (except as required by law in respect of actions permitted hereby) or proposal or offer whatsoever (including, but not limited to, any "solicitation" of "proxies" as such terms are defined or used in Regulation 14A under the Exchange Act) with respect to

(a)           any acquisition, offer to acquire, or agreement to acquire, directly or indirectly, by purchase or any other action the purpose or result of which would be to Beneficially Own (i) BlackRock Capital Stock or direct or indirect right to acquire any BlackRock Capital Stock or Voting Securities of any successor to or person in control of BlackRock in an amount which, when added to any other BlackRock Capital Stock then Beneficially Owned by PNC or any of its Affiliates would cause the total amount of Voting Securities of BlackRock Beneficially Owned by PNC or any of its Affiliates to exceed its Voting Ownership Cap or Total Ownership Cap, or (ii) any equity securities of any Controlled Affiliate of BlackRock (in each case except to the extent such acquisition, offer or agreement would be permissible under Section 2.1),

(b)           any form of business combination or similar or other extraordinary transaction involving BlackRock or any Controlled Affiliate of BlackRock, including, without limitation, a merger, tender or exchange offer or sale of any substantial portion of the assets of BlackRock or any Controlled Affiliate of BlackRock,

(c)           any form of restructuring, recapitalization or similar transaction with respect to BlackRock or any Controlled Affiliate of BlackRock,

(d)           any purchase of any assets, or any right to acquire any asset (through purchase, exchange, conversion or otherwise), of BlackRock or any Controlled Affiliate of BlackRock, other than investment assets of BlackRock or any Controlled Affiliate of BlackRock in the ordinary course of its banking, brokerage or securities business and other than an insubstantial portion of such assets in the ordinary course of business,

(e)           being a member of a Group for the purpose of acquiring, holding or disposing of any shares of Capital Stock of BlackRock or any Controlled Affiliate of BlackRock,

(f)           selling any share of BlackRock Capital Stock in an unsolicited tender offer that is opposed by the Board,

(g)           any proposal to seek representation on the Board except as contemplated by this Agreement or, other than as permitted by the proviso to Section 4.6(a) any proposal to seek to control or influence the management, Board or policies of BlackRock or any Controlled Affiliate of BlackRock, or

(h)           encourage, join, act in concert with or assist (including, but not limited to, providing or assisting in any way in the obtaining of financing for, or acting as a joint or co-bidder with) any third party to do any of the foregoing (the actions referred to in the foregoing provisions of this sentence being referred to as "Prohibited Actions").  If at any time PNC or any Affiliate thereof is approached by any Person requesting PNC or any Affiliate to encourage, join, act in concert with or assist any Person in a Prohibited Action involving the assets, businesses or securities of BlackRock or any of its Controlled Affiliates or any other Prohibited Actions, PNC will promptly inform BlackRock of the nature of such contact and the parties thereto.

Nothing in this Section 2.2 shall limit the ability of any Director, including any PNC Designee, to act in his or her capacity as a Director in respect of Board matters.

Section 2.3           Additional Purchases of Voting Securities.  From and after the Closing, at any time that BlackRock effects an issuance (a "Stock Issuance") of additional Voting Securities other than in connection with any employee restricted stock, stock option, incentive or other employee benefit plan to any Person or Persons other than PNC or any Affiliate thereof PNC shall, subject to Section 2.1, have the right (a) to purchase from BlackRock (in each instance, an "Additional BlackRock Stock Purchase") additional Voting Securities of the same class or series issued in the Stock Issuance or, at PNC's option, additional shares of Series B Participating Preferred Stock, such that following the Stock Issuance, such purchase and any exchange pursuant to clause (b) of this Section 2.3, PNC will Beneficially Own shares and/or other securities representing the lesser of (x) its Voting Ownership Cap and its Total Ownership Cap and (y) the same Ownership Percentage as it owned immediately prior to such Stock Issuance and (b) if as a result of such Stock Issuance PNC's Beneficial Ownership of the Total Voting Power of BlackRock Capital Stock decreases to less than 38.0%, to exchange such number of shares of Series B Participating Preferred Stock for shares of Common Stock on a one-for-one basis such that following the Stock Issuance, any purchase pursuant to clause (a) of this Section 2.3 and such exchange, PNC will Beneficially Own shares of Common Stock and/or other securities representing not more than 38.0% of the Total Voting Power of BlackRock Capital Stock; provided, however, that PNC shall not have such right to purchase additional shares of Common Stock and/or Series B Participating Preferred Stock pursuant to clause (a) of this Section 2.3 to the extent that the total of all Stock Issuances (other than in connection with any employee restricted stock, stock option or stock incentive plan) constituting a public offering including the Stock Issuance in question since the Closing do not have the effect, after taking into account any repurchases of BlackRock Capital Stock by BlackRock since the Closing and any Transfers of BlackRock Capital Stock by PNC and its Affiliates in accordance with Section 3.2(a)(i) or (ii), of decreasing the Total Voting Power of BlackRock Capital Stock issued and outstanding after giving effect to such Stock Issuance Beneficially Owned by PNC and its Affiliates to 90% or less of PNC's Ownership Cap.  If PNC exercises its right pursuant to clause (a)  of this Section 2.3 within 30 days after the pricing date of such Stock Issuance and if the purchaser or purchasers of Voting Securities in such Stock Issuance pays cash in consideration for such securities, PNC shall pay an equal per security amount of cash consideration in the Additional BlackRock Stock Purchase following such Stock Issuance.  In all other cases, the price that PNC shall pay to purchase the additional Voting Securities shall be the Fair Market
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[1]
To illustrate the foregoing, assume that immediately before a Stock Issuance by BlackRock, the Ownership Percentage of PNC and its Affiliates was 38% (which increase resulted from repurchases conducted by BlackRock as contemplated by Section 2.4).  If such Stock Issuance was a public offering and resulted in PNC's Ownership Percentage being diluted to 35%, then PNC would not be entitled to acquire additional Voting Securities or shares of Series B Participating Preferred Stock in connection with that Stock Issuance. If, however, a subsequent Stock Issuance diluted PNC's Ownership Percentage to, e.g., 30%, PNC would be entitled to acquire additional Voting Securities or shares of Series B Participating Preferred Stock which, after taking into account all of Merrill Lynch's purchases pursuant to the comparable provision of its Second Amended and Restated Stockholder Agreement with BlackRock, dated the date hereof, would be sufficient to give PNC an Ownership Percentage of 90% of its initial Ownership Cap.  Any subsequent Stock Issuance could also result in PNC having the right to make an Additional BlackRock Stock Purchase.

Value per unit of the class or series of Voting Securities.  BlackRock shall give PNC written notice of any Stock Issuance as far in advance as practicable and also on the date of completion.

Section 2.4           BlackRock Share Repurchases.  If BlackRock engages in any share repurchase program or self-tender that has the effect of causing the Beneficial Ownership of BlackRock Capital Stock by PNC and its Affiliates to exceed its Voting Ownership Cap or Total Ownership Cap, subject to any restrictions in the Exchange Act, PNC shall, at the request of BlackRock, promptly sell such number of shares of BlackRock Capital Stock to BlackRock as shall cause the Beneficial Ownership of BlackRock Capital Stock by PNC and its Affiliates not to exceed its Voting Ownership Cap or Total Ownership Cap; provided, that PNC shall be permitted to Beneficially Own not more than 49.9 percent of the Total Voting Power of the Voting Securities of BlackRock issued and outstanding if such increased Beneficial Ownership by PNC is solely due to share repurchases or self-tenders by BlackRock.

ARTICLE III

TRANSFER RESTRICTIONS

Section 3.1           General Transfer Restrictions.  The right of PNC and its Affiliates to Transfer any BlackRock Capital Stock is subject to the restrictions set forth in this Article III, and no Transfer of BlackRock Capital Stock by PNC or any of its Affiliates may be effected except in compliance with this Article III.  Any attempted Transfer in violation of this Agreement shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded on the stock transfer books of BlackRock.

Section 3.2           Restrictions on Transfer.

(a)           PNC shall not, and shall not permit its Affiliates to, Transfer any Beneficially Owned BlackRock Capital Stock or agree to Transfer, directly or indirectly, any Beneficially Owned BlackRock Capital Stock; provided that the foregoing restriction shall not be applicable to Transfers:

  (i)           to an Affiliate of PNC which agrees in writing with BlackRock to be bound by this Agreement as fully as if it were an initial signatory hereto;

  (ii)           pursuant to (A) the restrictions of Rule 144 under the Securities Act applicable to sales of securities by Affiliates of an issuer (regardless of whether PNC is deemed at such time to be an Affiliate of BlackRock) or (B) privately negotiated transactions to any Person described in Rule 13d-1(b)(1) under the Exchange Act who is eligible to report the holdings of BlackRock Capital Stock on Schedule 13G and who after consummation of such transaction would have Beneficial Ownership of BlackRock Capital Stock representing in the aggregate not more than 10% of the Total Voting Power of BlackRock Capital Stock; or any other Person who after consummation of such transaction would have Beneficial Ownership of BlackRock Capital Stock representing in the aggregate not more than 5% of the Total Voting Power of BlackRock Capital Stock; provided, that PNC or the Affiliate proposing to Transfer pursuant to this Section 3.2(a)(ii)(B) (the "Transferring Party") promptly provide to BlackRock written notice (an "Initial Transfer Notice"), stating such Transferring Party's intention to effect such a Transfer, and stating that PNC will comply with the provisions of Section 3.3 and prior to making any Transfer or entering into any definitive agreement to do so shall provide to BlackRock a further written notice (a "Final Transfer Notice") stating such Transferring Party's intention to effect the specific transfer described therein (including price and terms (the "Last Look Price"));

  (iii)           pursuant to a distribution to the public, registered under the Securities Act, in which PNC uses its commercially reasonable efforts to (A) effect as wide a distribution of such BlackRock Capital Stock as is reasonably practicable, and (B) not knowingly, after inquiry, sell any shares of BlackRock Capital Stock to:

(1)         any Person described in Section 13d-1(b)(1) under the Exchange Act who is eligible to report the holdings of BlackRock Capital stock on Schedule 13G and who after consummation of such offering would have Beneficial Ownership of BlackRock Capital Stock representing in the aggregate more than 10% of the Total Voting Power of BlackRock Capital Stock; or

(2)         any other Person who after consummation of such offering would have Beneficial Ownership of BlackRock Capital Stock representing in the aggregate more than 5% of the Total Voting Power of BlackRock Capital Stock; or

  (iv)           with the prior written consent of a majority of the Independent Directors.

(b)           If PNC wishes or is required to Transfer an amount of BlackRock Capital Stock constituting more than 10% of the Total Voting Power of BlackRock Capital Stock, PNC and BlackRock shall coordinate regarding optimizing the manner of distribution and sale of such shares, including whether such sale should occur through an underwritten offering and shall cooperate in the marketing of any such offering.

(c)           PNC shall reimburse BlackRock for any fees and expenses incurred in connection with any Transfer by PNC pursuant to this Section 3.2 (other than any Transfer pursuant to Sections 3.3(a) and 3.3(b)).

Section 3.3           Right of Last Refusal.

(a)           Upon receipt of a Final Transfer Notice, unless the proposed Transfer described therein is being made in a tax-free or tax-deferred Transfer, including to a charitable organization or foundation, BlackRock will have an irrevocable and transferable option to purchase all of the BlackRock Capital Stock subject to such Final Transfer Notice at the Last Look Price and otherwise on the terms and conditions described in the Final Transfer Notice.  BlackRock and/or its transferees (collectively, and/or separately the "BlackRock Party") shall, within 10 Business Days from receipt of the Final Transfer Notice, indicate if it intends to exercise such option by sending irrevocable written notice of any such exercise to the Transferring Party, and such BlackRock Party shall then be obligated to purchase all such

BlackRock Capital Stock on terms and conditions no less favorable (other than date of closing) to Transferring Party than those set forth in the Final Transfer Notice.

(b)           If a BlackRock Party elects to purchase all of such BlackRock Capital Stock, the BlackRock Party and the Transferring Party shall be legally obligated to consummate such transaction and shall use their commercially reasonable efforts to consummate such transaction as promptly as practicable but in any event within 10 Business Days following the delivery of such election notice or, if later, 5 Business Days after receipt of all required regulatory approvals (but in no event more than 60 days after the delivery of such election notice).

(c)           If a BlackRock Party does not elect to purchase all of such BlackRock Capital Stock pursuant to this Section 3.3 (or if, having made such election, does not complete such purchase within the applicable time period specified in Section 3.3(b)), then the Transferring Party shall be free for a period of 30 days from the date the election notice was due to be received from a BlackRock Party to enter into definitive agreements to Transfer such BlackRock Capital Stock in accordance with Section 3.2(a)(ii) for not less than the Last Look Price; provided that any such definitive agreement provides for the consummation of such Transfer to take place within nine months from the date of such definitive agreement and is otherwise on terms not more favorable to the transferee in any material respect than were contained in the Final Transfer Notice.  In the event that the Transferring Party has not entered into such a definitive agreement with such 30-day period, or has so entered into such an agreement but has not consummated the sale of such BlackRock Capital Stock within nine months from the date of such definitive agreement, then the provisions of this Section 3.3 shall again apply, and such Transferring Party shall not Transfer or offer to Transfer such BlackRock Capital Stock not so Transferred without again complying with this Section 3.3, to the extent applicable.

(d)           Each of the time periods set forth in Section 3.3(a)-(c) above shall be doubled if the number of shares PNC seeks to Transfer (as set forth in the Final Transfer Notice) exceeds 4.5% of the Total Voting Power of the BlackRock Capital Stock, or shares of Series B Preferred Stock convertible upon transfer into in excess of 4.5% of the Total Voting Power of BlackRock Capital Stock, issued and outstanding at that time.

Section 3.4           Legend on Securities.

(a)           Each certificate representing shares of BlackRock Capital Stock Beneficially Owned by PNC or its Affiliates and subject to the terms of this Agreement shall bear the following legend on the face thereof:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN A CERTAIN AMENDED AND RESTATED IMPLEMENTATION AND STOCKHOLDER AGREEMENT DATED AS OF DECEMBER 31, 2008, BETWEEN BLACKROCK, INC.  (THE "COMPANY") AND THE PNC FINANCIAL SERVICES

GROUP, INC., AS THE SAME MAY BE AMENDED FROM TIME TO TIME (THE "AGREEMENT"), COPIES OF WHICH AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY."

(b)           Upon any acquisition by PNC or its Affiliates of additional shares of BlackRock Capital Stock, PNC shall, or shall cause such Affiliate to, submit the certificates representing such shares of BlackRock Capital Stock to BlackRock so that the legend required by this Section 3.4 may be placed thereon (if not so endorsed upon issuance).

(c)           BlackRock may make a notation on its records or give instructions to any transfer agents or registrars for BlackRock Capital Stock in order to implement the restrictions on Transfer set forth in this Agreement.

(d)           In connection with any Transfer of shares of Beneficially Owned BlackRock Capital Stock, the transferor shall provide BlackRock with such customary certificates, opinions and other documents as BlackRock may reasonably request to assure that such Transfer complies fully with this Agreement and with applicable securities and other laws.  In connection with any Transfer pursuant to Section 3.2(a)(ii), (iii) or (iv), BlackRock shall remove such portion of the foregoing legend as is appropriate in the circumstances.

Section 3.5           Change of Control.  Upon a Change of Control of PNC within the first five years after the Closing and a determination of Material Effect by the Board within twelve months after the occurrence of such Change in Control, PNC (or any successor Person) shall, as promptly as practicable after receiving notice of such Material Effect, initiate and thereafter as promptly as practicable (consistent with applicable legal requirements including normal blackout periods and Section 16(b) of the Exchange Act) Transfer in accordance with the provisions of Sections 3.2 and/or 3.3 of this Agreement or such other manner as the parties shall have agreed is optimal in the circumstances and will not result in an "assignment" of any investment advisory agreements of BlackRock and its Controlled Affiliates under the U.S. Investment Advisers Act of 1940) all shares of BlackRock Capital Stock Beneficially Owned by it and its Affiliates immediately after giving effect to such Change of Control.  The parties shall cooperate in completing and marketing such Transfer, and shall take into account all relevant considerations, including market conditions, in determining the timing and manner of such Transfer.

ARTICLE IV

CORPORATE GOVERNANCE

Section 4.1           Composition of the Board.

(a)           Following the Closing, BlackRock and PNC shall each use its best efforts to cause the election of each meeting of stockholders of BlackRock of such nominees reasonably acceptable to the Board such that there are no more than 17 Directors; there are not more than four Directors who are Management Designees; there are two Directors, each in a different class, who are PNC Designees; there are two Directors, each in a different class, who are individuals designated in writing to BlackRock by a Person who is a Significant Stockholder and who obtained such status in connection with the Closing, and the remaining Directors are Independent Directors.

(b)           Following the Closing, upon the resignation, retirement or other removal from office of any Management Designee or PNC Designee, (i) BlackRock or PNC, as the case may be, shall be entitled promptly to designate a replacement Management Designee or PNC Designee, as the case may be, who meets the qualifications of a Director and is reasonably acceptable to the Board and (ii) BlackRock and PNC shall each use its best efforts to cause the appointment or election of such replacement designee as a Director by the other Directors or by the stockholders of BlackRock.

Section 4.2           Vote Required for Board Action; Board Quorum.

(a)           Except as provided in this Section 4.2 and in Section 4.7, any determination or other action of or by the Board (other than action by unanimous written consent in lieu of a meeting) shall require the affirmative vote or consent, at a meeting at which a quorum is present, of a majority of Directors present at such meeting.

(b)           In addition to the requirements of Section 4.2(a), BlackRock shall not enter into or effectuate any of the following transactions without the prior approval of either all of the Independent Directors then in office, or at least two-thirds of the Directors then in office, at a meeting with respect to which such transaction was specifically described in a written notice of meeting called at least two Business Days in advance; provided, however, that if a Director is not present (for the avoidance of doubt, a Director may attend, and be counted as present, at a meeting telephonically) at either of two meetings called and noticed in the foregoing manner to consider such transactions, such Director shall be deemed, solely for purposes of this Section 4.2(b), not to be a Director then in office if such Director is not present at the third meeting called and noticed in the foregoing manner to consider such transactions:

  (i)           appointment of a new Chief Executive Officer of BlackRock;

  (ii)           any merger, consolidation, exchange of shares, issuance of shares or similar transaction as a result of which a majority of the Total Voting Power of BlackRock Capital Stock or the Person surviving such transaction issued and outstanding immediately after giving effect to such transaction would be Beneficially Owned by one or more Persons other than the Persons holding a majority of the Total Voting Power of BlackRock Capital Stock issued and outstanding prior to the occurrence of such transaction, or any sale of all or substantially all of the assets of BlackRock to any Person;

  (iii)           any acquisition, whether by merger, consolidation, exchange of equity interests, purchase of equity interests or assets or similar transaction, of any Person or business the consolidated net income after taxes of which for its preceding fiscal year equals or exceeds 20% of BlackRock's consolidated net income after taxes for it preceding fiscal year if such acquisition involves the current or potential issuance of BlackRock Capital Stock constituting more than 10% of the Total Voting Power of BlackRock Capital Stock issued and outstanding immediately after completion of such acquisition;

  (iv)          any acquisition, whether by merger, consolidation, exchange of equity interests, purchase of equity interests or assets or similar transaction, of any Person or business constituting a line of business that is materially different from the lines of business BlackRock and its Controlled Affiliates are engaged in immediately prior to such acquisition if such acquisition involves consideration in excess of 10% of the total assets of BlackRock on a consolidated basis;

  (v)           except for repurchases pursuant to the terms of this Agreement, any repurchase by BlackRock or any Subsidiary of BlackRock of shares of BlackRock Capital Stock such that after giving effect to such repurchase BlackRock and its Subsidiaries shall have repurchased more than 10% of the Total Voting Power of BlackRock Capital Stock within the 12-month period ending on the date of such repurchase;

  (vi)          any amendment, modification or waiver of BlackRock's Certificate of Incorporation or By-Laws;

  (vii)         any matter requiring stockholder approval pursuant to the requirements of the New York Stock Exchange listed Company manual; or

  (viii)        any amendment, modification or waiver (as distinct from a consent or approval provided for herein) of any restriction or prohibition on PNC or its Affiliates or any amendment, modification or waiver (as distinct from a consent or approval provided for therein) of any restriction or prohibition on a Significant Stockholder or its Affiliates provided for in a stockholder agreement between BlackRock and such Significant Stockholder.

(c)           In addition to the requirements of Section 4.2(a) and (b), BlackRock shall not enter into any agreement providing for or effectuate any of the following transactions without the prior written approval of PNC:

  (i)           until the fifth anniversary of the Closing, (A) any merger, consolidation, exchange of shares, issuance of shares or similar transaction as a result of which a majority of the Total Voting Power of the Capital Stock of BlackRock or the Person surviving such transaction issued and outstanding immediately after giving effect to such transactions would be Beneficially Owned by one or more Persons other than the Persons holding a majority of the Total Voting Power of BlackRock Capital Stock issued and outstanding prior to the occurrence of such transaction or (B) in the case of a merger, consolidation, exchange of shares, issuance of shares or similar transaction that is not covered by clause (A) above, more than 20% of the Total Voting Power of the Capital Stock of BlackRock or the other Person surviving such transaction issued and outstanding immediately after giving effect to such transaction would be Beneficially Owned by any Person who Beneficially Owned less than 20% of the Total Voting Power of the BlackRock Capital Stock or of the Capital Stock of such other Person immediately prior to such transaction;

  (ii)           for so long as BlackRock shall be deemed to be a subsidiary of PNC for purposes of the U.S. Bank Holding Company Act, entering into any business or engaging in any activity that is prohibited for any such Subsidiary;

  (iii)           any sale, whether by merger, consolidation, exchange of equity interests, sale of equity interests in or assets or similar transaction of any Subsidiary if the annualized revenues of such Subsidiary or assets, together with the annualized revenues of all other Subsidiaries or assets so disposed of within the 12-month period ending on the date of such sales exceeds more than 20% of the annualized revenues of BlackRock for the preceding fiscal year on a consolidated basis;

  (iv)           any amendment, modification, repeal or waiver of Section 3.2 of BlackRock's By-Laws or of BlackRock's Certificate of Incorporation or By-Laws that would be viewed by a reasonable Person as being adverse to the rights of PNC or more favorable to the rights of a Significant Stockholder than to the rights of PNC;

  (v)           any settlement or consent in a regulatory matter that would be reasonably likely, in the opinion of counsel for PNC, to cause PNC or any of its Affiliates to suffer (A) any regulatory disqualification, (B) suspension of registration or license or (C) other material adverse regulatory consequence (which approval may not be unreasonably withheld in the case of this clause (C));

  (vi)          any amendment, modification or waiver (as distinct from a consent or approval provided for therein) of any provision of a stockholder agreement between BlackRock and a Significant Stockholder that would be viewed by a reasonable Person as being adverse to PNC or materially more favorable to the rights of such Significant Stockholder thereunder than to the rights of PNC hereunder; or

  (vii)         any voluntary bankruptcy or similar filing or declaration by BlackRock;

provided, however, that if a Change of Control of PNC occurs prior to the fifth anniversary of the Closing, the provisions of Section 4.2(c)(i) and (iii) shall immediately cease.

(d)           A quorum for any meeting of the Board shall require the presence of a majority of the total number of Directors then in office.

Section 4.3           Committees.  To the extent permitted by applicable laws, rules and regulations (including any requirements under the Exchange Act or the rules of the New York Stock Exchange or any other applicable securities exchange on which the Common Stock is then listed) each committee of the Board shall consist of a majority of Independent Directors, the Audit Committee, the Compensation Committee and, to the extent required by applicable laws, rules and regulations and self-regulatory organization requirements, the Nominating Committee shall consist entirely of Independent Directors and the Executive Committee shall consist of not less than five members of which one shall be a PNC Designee.  Subject to Sections 4.2 and 4.7 all decisions of such committees shall require the affirmative vote of a majority of the Directors then serving on such committee.

Section 4.4           Certificate of Incorporation and Bylaws to be Consistent.  Each of BlackRock and PNC shall use its best efforts to take or cause to be taken all lawful action necessary or appropriate to ensure that at all times the Certificate of Incorporation and the Bylaws of BlackRock contain provisions consistent with the terms of this Agreement (including without limitation this Article IV) and none of the Certificate of Incorporation or the Bylaws of BlackRock or any of the corresponding constituent documents of BlackRock's Subsidiaries contain any provisions inconsistent therewith or which would in any way nullify or impair the terms of this Agreement or the rights of BlackRock or PNC hereunder.  Neither BlackRock nor PNC shall take or cause to be taken any action inconsistent with the terms of this Agreement (including without limitation this Article IV) or the rights of BlackRock or PNC hereunder.

Section 4.5           Information Rights.

(a)           BlackRock acknowledges that the investments PNC in BlackRock are material and strategic to it.  Accordingly, BlackRock shall provide to PNC, on an ongoing and current basis, such access to and information with respect to BlackRock's business, operations, plans and prospects as either of them may from time to time reasonably determine it requires in order to appropriately manage and evaluate its investment in BlackRock.

(b)           Without limiting the generality of the foregoing, for so long as PNC is required (the “Equity Accounting Period”) to account for its investment in BlackRock under the equity method of accounting (determined in accordance with GAAP as applicable to PNC), BlackRock agrees that:

  (i)           BlackRock shall provide PNC with (A) consolidated financial results for the latest available period of the BlackRock consolidated group (the “BlackRock Group”) in order to allow PNC to prepare its US regulatory filings under the Securities Exchange Act of 1934 (“PNC Public Filings”), including PNC’s quarterly financial statements and annual audited financial statements and (B) such financial information or documents in the possession of BlackRock and any of its Subsidiaries as PNC may reasonably request; and

  (ii)           BlackRock shall cooperate, and use its best reasonable efforts to cause BlackRock’s independent certified public accounts (“BlackRock’s Auditors”) to cooperate, with PNC to the extent reasonably requested by PNC in the preparation of PNC’s public earnings releases or other press releases, Current Reports on Form 8-K, Annual Reports to Shareholders, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by PNC with the Commission, or any other Governmental Authority or otherwise made publicly available (collectively, the “PNC Public Filings”).  BlackRock agrees to provide to PNC all information that PNC reasonably requests in connection with any PNC Public Filings or that, in the reasonable judgment of PNC or its legal counsel, is required to be disclosed or incorporated by reference therein under any applicable law.  BlackRock shall provide such information to enable PNC to prepare, print and release all PNC Public Filings on a timely basis.  BlackRock shall use its best reasonable efforts to cause BlackRock’s Auditors to consent to any reference to them as experts in any PNC Public Filings required under applicable law.

(c)           BlackRock will negotiate in good faith with PNC to develop appropriate protocols for each to share with the other aggregate security position information for use in their respective compliance programs and to coordinate share ownership reporting with PNC and any Significant Stockholder for such purpose.

(d)           With respect to any information provided by BlackRock:

  (i)           Subject to the requirements of law, PNC shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 4.5 unless such information (A) is or becomes publicly available other than as a result of a breach of this Section 4.5(d) by it or its representatives; (B) was within its possession prior to being furnished to it by or on behalf of BlackRock, provided that the source of such information was not known by it to be bound by a confidentiality agreement with, or other contractual or legal obligation of confidentiality to, BlackRock with respect to such information; (C) is or becomes available to such Person or any of its representatives on a non-confidential basis from a source other than BlackRock or any of its representatives; provided that such source was not known to it to be bound by a confidentiality agreement with, or other contractual or legal obligation of confidentiality to, BlackRock with respect to such information; or (D) is independently developed by or on its behalf without violating any of its obligations under this Section 4.5(d).

  (ii)           In the event PNC believes that it is legally required to disclose any information or documents contemplated by this Section 4.5(d), it shall to the extent possible under the circumstances provide reasonable prior notice to BlackRock so that BlackRock may, at its own expense, seek a protective order or otherwise take reasonable steps to protect the confidentiality of such information.

  (iii)          Notwithstanding the foregoing, PNC may disclose any information or documents contemplated by this Section 4.5(d) in a filing with a governmental authority to the extent required by applicable law, provided that it shall to the extent practicable under the circumstances provide prior notice to BlackRock.

  (iv)          The rights of PNC and the obligations of BlackRock hereunder shall be subject to applicable laws relating to the exchange of information and other applicable laws.  The provisions of this Section 4.5(d) shall survive any termination of this Agreement.

Section 4.6           Voting Agreements.

(a)           PNC shall, and shall cause any of its Affiliates, to vote or act by written consent all of the shares of BlackRock Capital Stock Beneficially Owned by it (i) in favor of each matter required to effectuate any provision of this Agreement and against any matter the approval of which would be inconsistent with any provision of this Agreement and (ii) to the extent consistent with clause (i) above, in accordance with the recommendation of the Board on all matters approved by the Board in accordance with the provisions of Article IV, including elections of Directors; provided, however, that if the Board shall fail to nominate for election as a Director either or both of the two individuals designated by PNC who are reasonably acceptable to the Board, or shall unreasonably reject one or more PNC designees who is otherwise eligible to serve, then, so long as such individuals otherwise meet the requirements for serving as a Director of BlackRock, PNC and its Affiliates shall have the right to nominate such individuals at the applicable meeting of stockholders and to solicit proxies for the election of such individuals and, if such individuals are nominated at such meeting, may vote all of their shares of

BlackRock Capital Stock entitled to vote on such matter in favor of the election of such individuals.

(b)           PNC shall, and shall cause each of its Affiliates who hold BlackRock Capital Stock entitled to vote on any matter, be present in person or represented by proxy at all meetings of securityholders of BlackRock to the extent necessary so that all Voting Securities Beneficially Owned by PNC and its Affiliates shall be counted as present for the purpose of determining the presence of a quorum at such meeting and to vote such shares in accordance with this Section 4.6.

Section 4.7           Related Party Transactions.  Neither BlackRock nor any of its Controlled Affiliates shall enter into or effectuate any transaction or agreement with PNC or any Affiliate of PNC or any director, officer or employee of PNC or any such Affiliate (each a "Related Person"), unless such transaction or agreement is in effect at the time of the Closing, relates to transactions by or on behalf of clients of BlackRock and its Controlled Affiliates in the ordinary course of business or has been approved by or is consistent with or pursuant to the terms of a policy, transaction or agreement (or form of agreement) approved by, the affirmative vote or consent of a majority of the Directors, excluding the PNC Designees, present at a meeting at which a quorum is present.

Section 4.8           Bank Holding Company.

(a)           For so long as BlackRock shall be deemed to be a subsidiary of PNC for purposes of the U.S. Bank Holding Company Act, PNC shall have appropriate access and input regarding regulatory compliance and risk management practices at BlackRock as needed to satisfy bank holding company regulatory safety and soundness requirements.

(b)           From and after the first date on which PNC and its Affiliates Beneficially Own BlackRock Capital Stock representing less than PNC's Ownership Threshold, PNC shall cooperate with BlackRock in seeking to prevent BlackRock from continuing to be classified as the subsidiary of PNC for purposes of the U.S. Bank Holding Company Act.

Section 4.9           Dividend Payout Ratio.  In connection with its approval of the transactions contemplated by the Transaction Agreement and related matters, the Board of Directors of BlackRock has adopted a dividend policy establishing a 40% targeted payout ratio, with all subsequent quarterly dividend declarations under such policy remaining subject to the relevant board's fiduciary discretion.  In the resolutions adopting such policy, the Board of BlackRock has committed not to revise the dividend payout ratio downward, except in furtherance of the Board of Directors' fiduciary duties or other prudential financial considerations.

ARTICLE V

[INTENTIONALLY OMITTED]

ARTICLE VI

MISCELLANEOUS

Section 6.1           Conflicting Agreements.  Each party represents and warrants that it has not granted and is not a party to any proxy, voting trust or other agreement that is inconsistent with or conflicts with any provision of this Agreement.

Section 6.2           Termination.  Except as otherwise provided in this Agreement, this Agreement shall terminate upon the first date on which PNC and its Affiliates Beneficially Own BlackRock Capital Stock representing less than PNC's Ownership Threshold (unless PNC has, within ten Business Days of notice that it has fallen below such Ownership Threshold, indicated its intent to increase its Beneficial Ownership above such Ownership Threshold, and PNC in fact so increases such ownership in excess of its Ownership Threshold within twenty Business Days after such notice); provided, however, that in the case of a termination pursuant to this Section 6.2, the obligations of the parties pursuant to Article III, 4.2(c)(ii) and 4.8 hereof shall not terminate until the first date on which PNC and its Affiliates Beneficially Own BlackRock Capital Stock representing less than five percent of the Total Voting Power of the BlackRock Capital Stock issued and outstanding at such time.  Nothing in this Section 6.2 shall be deemed to release any party from any liability for any willful and material breach of this Agreement occurring prior to the termination hereof or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

Section 6.3           Ownership Information.

(a)           For purposes of this Agreement, all determinations of the amount of outstanding BlackRock Capital Stock shall be based on information set forth in the most recent quarterly or annual report, and any current report subsequent thereto, filed by BlackRock with the Commission, unless BlackRock shall have updated such information by delivery of written notice to PNC.

(b)           If at any time or from time to time BlackRock becomes aware of any event that has caused, or which could reasonably be expected to cause, the Beneficial Ownership by PNC and its Affiliates of BlackRock Capital Stock to increase above its Ownership Cap, BlackRock shall promptly (but in no event more than five Business Days thereafter) notify PNC thereof.

Section 6.4           Savings Clause. No provision of this Agreement shall be construed to require any party or its Controlled Affiliates to take any action that would violate any applicable law (whether statutory or common), rule or regulation.

Section 6.5           Amendment and Waiver.  Except as otherwise provided herein, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement, and no giving of any consent provided for hereunder, shall be effective unless such modification, amendment, waiver or consent is approved by a majority of the Independent Directors.  The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 6.6           Severability.  If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

Section 6.7           Entire Agreement.  Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.  Without limiting the generality of the foregoing, to the extent that any of the terms hereof are inconsistent with the rights or obligations of PNC under any other agreement with BlackRock, the terms of this Agreement shall govern.

Section 6.8           Successors and Assigns.  Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (except by operation of law pursuant to a merger or similar business combination transaction), by any party without the prior written consent of the other parties (approved, in the case of BlackRock, by a majority of the Independent Directors), provided, that PNC may assign its rights and obligations hereunder (in whole or in part) to an Affiliate that agrees in writing with BlackRock to be bound by this Agreement as fully as if it were an initial signatory hereto, and any such transferee may thereafter make corresponding assignments in accordance with this proviso; and provided, further, that BlackRock may assign all or a portion of its rights under Section 3.3 in connection with any particular transaction subject thereto so long as BlackRock remains obligated in respect of any purchase obligation arising thereunder.  Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

Section 6.9           Counterparts.  This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

Section 6.10         Remedies.

(a)           Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that each and every one of the covenants or agreements in this Agreement are not performed in accordance with their terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically each and every one of the terms and provisions hereof.  Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b)           All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 6.11         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to BlackRock:

   c/o BlackRock, Inc.
   40 East 52nd Street
   New York, NY 10022
   Facsimile:  212-810-8760
   Attn:          Laurence D. Fink

with a copy (which shall not constitute notice) to:

   Skadden, Arps, Slate, Meagher & Flom LLP
   Four Times Square
   New York, NY 10036
   Facsimile:  212-735-2000
   Attention:   Franklin M. Gittes, Esq.
                    Richard T. Prins, Esq.

If to PNC:

   The PNC Financial Services Group, Inc.
   One PNC Plaza
   249 Fifth Avenue
   Pittsburgh, Pennsylvania 15222
   Facsimile: 412-705-2679
   Attention: General Counsel

with a copy (which shall not constitute notice) to:

   Wachtell, Lipton, Rosen & Katz
   51 West 52nd Street
   New York, NY  10019
   Facsimile:  212-403-2000
   Attention:  Nicholas G. Demmo, Esq.

Section 6.12         Governing Law; Consent to Jurisdiction.

(a)           This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law.  Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction in the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware, for any action, proceeding or investigation in any court or before any governmental authority ("Litigation") arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Litigation, the defense of sovereign immunity, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 6.12, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the Litigation in any such court is brought in an inconvenient forum, that the venue of such Litigation is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction.  Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

(b)           Each of the parties expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of Delaware and of the United States of America; provided that consent by PNC and BlackRock to jurisdiction and service contained in this Section 6.12 is solely for the purpose referred to in this Section 6.12 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

Section 6.13         Interpretation.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED IMPLEMENTATION AND STOCKHOLDER Agreement as of the date first written above.

BLACKROCK, INC.

By:	/s/ Daniel R. Waltcher
	Name:	Daniel R. Waltcher
	Title:	Managing Director and
Deputy General Counsel

THE PNC FINANCIAL SERVICES GROUP, INC.

By:	/s/ Samuel R. Patterson
	Name:	Samuel R. Patterson
	Title:	Controller